Exhibit 2(d)

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

This exhibit describes each of our classes of securities that were registered under Section 12 of the Exchange Act as of December 31, 2024. For purposes of this exhibit, except as otherwise expressly provided or unless the context requires otherwise, all terms used but not defined in this exhibit which are defined in our annual report on Form 20-F for the year ended December 31, 2024 (the “Annual Report”), shall have the meanings assigned to them in the Annual Report.

Description of Class B shares

Holders of our Class B shares have certain rights provided for in our bylaws and the Argentine General Companies Law. For more information, see “Item 10. Additional Information—B. Memorandum and Articles of Association.”

Description of American Depositary Shares

We have listed on the New York Stock Exchange ADSs representing our Class B shares. The depositary, The Bank of New York Mellon, also referred to as the “Depositary,” registers and delivers the ADSs. Each ADS represents an ownership interest in ten Class B shares. Our Class B shares are deposited with Banco Santander Argentina S.A., the Depositary’s custodian in Argentina. Each ADS may also represent securities, cash or other property deposited with the Depositary but not distributed to ADS holders. The deposited shares, together with those other securities, cash or property are referred to collectively as the “Deposited Securities”. The Depositary’s corporate trust office and its designated executive office is located at 240 Greenwich Street 7E, New York, NY 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt (an “ADR”), which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System (“DRS”), or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are an ADS registered holder. The information provided in this section assumes you are an ADS registered holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS registered holders described herein. You should consult with your broker or financial institution to find out what those procedures are.

The DRS is a system administered by The Depository Trust Company (“DTC”) pursuant to which the Depositary may register the ownership of uncertificated ADSs, which ownership will be evidenced by periodic statements sent by the Depositary to the registered holders of uncertificated ADSs.

ADS holders are not our shareholders and do not have shareholder rights. Argentine law governs shareholder rights. Because the Depositary will actually hold the underlying Class B shares, you must rely on the Depositary to exercise the rights of a shareholder. The obligations of the Depositary are set out in a deposit agreement (the “Deposit Agreement”) dated as of March 23, 2006, among us and The Bank of New York Mellon, as depositary, and owners and holders of ADRs. The Deposit Agreement and the ADSs are governed by New York law.

The following is a summary of the material provisions of the Deposit Agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire Deposit Agreement and the form of ADR. Copies of the deposit agreement and the form of ADR are available for inspection at the corporate trust office of the Depositary at the address set forth above.

American Depositary Receipts

ADSs are issuable pursuant to the Deposit Agreement. Each ADS represents ten Class B shares deposited with Banco Santander Argentina S.A. as custodian (the “Custodian”) and registered in the name of the Custodian in an account maintained at the Custodian by the Depositary. An ADR may represent any number of ADSs. Only persons in whose names ADSs are registered on the books of the Depositary will be treated by us and the Depositary as owners and holders of ADSs.

Deposit and Withdrawal of Securities

The Class B shares that are represented by the ADSs sold in any offering will be deposited in accounts maintained by the Custodian and registered in the name of the Custodian, who will be the holder of record of all such shares. Subject to the terms and conditions of the Deposit Agreement, upon transfer of such Class B shares to the account of the Custodian or upon receipt of Class B shares by the Depositary, the Depositary will execute and deliver ADSs to or upon the written order of the person or persons that made the deposit.

Upon surrender of ADSs to the Depositary, and upon payment of the fees, taxes and governmental charges contemplated by the Deposit Agreement, ADS holders are entitled to delivery, to them or upon their order, of the amount of deposited securities represented by those ADSs. Such delivery will be made to the ADS holder or upon the ADS holder’s order without unreasonable delay. Delivery of such Deposited Securities may be made by the delivery of (a) certificates in the name of the holder hereof or as ordered by him or certificates properly endorsed or accompanied by proper instruments of transfer and (b) any other securities, property and cash to which such holder is then entitled in respect of an ADR. Such delivery will be made at the option of the holder hereof, either at the office of the Custodian or at the Corporate Trust Office of the Depositary, provided that the forwarding of certificates for shares or other Deposited Securities for such delivery at the Corporate Trust Office of the Depositary shall be at the risk and expense of the holder hereof.

Dividends and Distributions

Whenever the Depositary receives any cash dividend or other cash distribution on any Deposited Securities, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into United States dollars transferable to the United States, and subject to the Deposit Agreement, convert such dividend or distribution into dollars and will distribute, as promptly as practicable, the amount thus received (net of the fees and expenses of the Depositary as provided in article 7 and section 5.9 of the Deposit Agreement) to the holders entitled thereto; provided, however, that in the event that we or the Depositary are required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes, the amount distributed to the holders evidencing American Depositary Shares representing such Deposited Securities shall be reduced accordingly.

Subject to the provisions of section 4.11 and 5.9 of the Deposit Agreement, whenever the Depositary receives any distribution other than a distribution described in section 4.1, 4.3 or 4.4 of the Deposit Agreement, the Depositary will, as promptly as practicable, cause the securities or property received by it to be distributed to the holders entitled thereto, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the holders entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the Depositary as provided in article 7 and section 5.9 of the Deposit Agreement) will be distributed by the Depositary to the holders entitled thereto all in the manner and subject to the conditions described in section 4.1 of the Deposit Agreement. The Depositary may sell, by public or private sale, an amount of securities or other property it would otherwise distribute under section 4.02 of the Deposit Agreement that is sufficient to pay its fees and expenses in respect of that distribution.

If we declare a dividend in, or free distribution of, additional Class B shares, upon receipt by or on behalf of the Depositary of such additional Class B shares, the Depositary may distribute to the applicable holders of outstanding ADSs, additional ADSs evidencing an aggregate number of ADSs representing the amount of shares received as such dividend or free distribution after deduction or upon payment of applicable fees of the Depositary and any taxes or other governmental charges. In lieu of delivering fractional ADSs in the event of any such distribution, the Depositary will sell the amount of Class B shares represented by the aggregate of such fractions and will distribute the net proceeds in accordance with the Deposit Agreement. If additional ADSs (other than ADSs for fractional ADSs) are not so distributed, each ADS shall thereafter also represent the additional Class B shares distributed upon the Deposited Securities represented thereby.

If the Depositary determines that any distribution of property (including securities or rights to subscribe therefor) is subject to any taxes or governmental charges that the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable to pay such taxes or governmental charges, and thereafter will distribute the net proceeds of any such sale or the balance of any such property after deduction or such taxes or governmental charges to the ADS holders entitled thereto.

Changes Affecting Deposited Class B shares

In circumstances where the provisions of section 4.3 of the Deposit Agreement do not apply, upon any change in nominal or par value, any split-up, consolidation or other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting Banco Marco or to which it is a party, any securities which shall be received by the Depositary or the Custodian in exchange for, in conversion of or in respect of deposited securities shall be treated as newly deposited securities under the Deposit Agreement, and ADSs shall henceforth represent the new deposited securities so received in exchange or conversion, unless additional ADSs are delivered, as in the case of a shares dividend, or unless the Depositary calls for the surrender of outstanding ADSs to be exchanged for new ADSs.

Record Dates

Whenever any cash dividend or other cash distribution shall become payable, or whenever any distribution other than cash shall be made or rights shall be issued with respect to the Class B shares, or whenever for any reason the Depositary causes a change in the number of Class B shares that are represented by each ADS, or whenever the Depositary shall receive notice of any meeting of holders of Class B shares or other deposited securities, the Depositary will fix a record date for the determination of the ADS holders who are entitled to receive such dividend, distribution or rights, or net proceeds of the sale thereof, or responsible for any fee assed by the Depositary pursuant to the Deposit Agreement, or to exercise the rights of ADS holders with respect to such changed number of securities, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreement.

Voting of the Deposited Securities

Upon receipt from us of notice of any meeting of holders of shares or other Deposited Securities, if requested in writing by us, the Depositary shall, as soon as practicable thereafter, mail to the holders a notice, the form of which notice shall be in the sole discretion of the Depositary, which shall contain (a) such information as is contained in such notice of meeting received by the Depositary from us, (b) a statement that the holders as of the close of business on a specified record date will be entitled, subject to any applicable provision of law and of our bylaws, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of shares or other Deposited Securities represented by their respective American Depositary Shares and (c) a statement as to the manner in which such instructions may be given or deemed given in accordance with the last sentence of this paragraph if no instruction is received, to the Depositary to give a discretionary proxy to a person designated by us. Upon the written request of an holder of an ADR on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable to vote or cause to be voted the amount of shares or other Deposited Securities represented by such American Depositary Shares evidenced by such ADR in accordance with the instructions set forth in such request. The Depositary shall not vote or attempt to exercise the right to vote that attaches to the shares or other Deposited Securities, other than in accordance with such instructions or deemed instructions. If no instructions are received by the Depositary from any holder with respect to any of the Deposited Securities represented by the American Depositary Shares evidenced by such holder’s Receipts on or before the date established by the Depositary for such purpose, the Depositary shall deem such holder to have instructed the Depositary to give a discretionary proxy to a person designated by us with respect to such Deposited Securities and the Depositary shall give a discretionary proxy to a person designated by us to vote such Deposited Securities, provided, however, that if the Depositary is advised that it is not permitted pursuant to Argentine law or regulations to issue more than one proxy, then the Depositary shall vote or cause to be voted the Deposited Securities for which no instructions shall have been received in accordance with the written instructions of a person designated by us, provided further, that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform the Depositary (and we agree to provide such information as promptly as practicable in writing) that (x) we do not wish such proxy given, (y) substantial opposition exists or (z) such matter materially and adversely affects the rights of holders of shares.

There can be no assurance that holders generally or any holder in particular will receive the notice described in the preceding paragraph sufficiently prior to the instruction date to ensure that the Depositary will vote the shares or Deposited Securities in accordance with the provisions set forth in the preceding paragraph.

Preemptive Rights

Holders of ADSs may be restricted in their ability to exercise preemptive rights if a registration statement under the Securities Act relating thereto has not been filed or is not effective or an exemption is not available. Preemptive rights are exercisable during the thirty (30) days following the last publication of notice to the shareholders in the Official Bulletin of the Republic of Argentina, or the Official Gazette and an Argentine newspaper of wide circulation. Pursuant to the Argentine General Companies Law, in the case of public companies, such thirty (30) days period may be reduced to a minimum of ten (10) days if approved by the company’s shareholders at a special shareholders’ meeting. In order to exercise preemptive rights, holders will be required to surrender their ADSs and hold Class B shares directly.

Notices and Reports

On or before the first date on which we give notice, by publication or otherwise, of any meeting of holders of Class B shares or other deposited securities, or of any adjourned meeting of such holders, or of the taking of any action in respect of any cash or other distributions or the offering of any rights, we will be required to transmit to the Depositary and the Custodian a copy of the notice thereof in the form given or to be given to holders of Class B shares or other deposited securities.

We will arrange, to the extent, if any, required by any regulations of the Securities and Exchange Commission, for the translation into English, if not already in English, and the prompt transmittal by us to the Depositary and the Custodian of such notices and any other reports and communications which are made generally available by us to holders of our Class B shares. If requested in writing by us, the Depositary will arrange for the mailing, at our expense, of copies of such notices, reports, and communications to all ADR holders. We will timely provide the Depositary with the quantity of such notices, reports, and communications, as requested by the Depositary from time to time in order for the Depositary to effect such mailings.

Amendment and Termination of the Deposit Agreement

The form of the ADRs and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between us and the Depositary without the consent of holders of ADRs in any respect which they may deem necessary or desirable. Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of holders, shall, however, not become effective as to outstanding ADRs until the expiration of thirty days after notice of such amendment shall have been given to the holders of outstanding ADRs. Every holder, at the time any amendment becomes effective, shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the holder of any ADR to surrender such ADR and receive therefore the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.

The Depositary shall, at any time at our direction, terminate the Deposit Agreement by mailing notice of such termination to the holders of all ADRs then outstanding at least 60 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to us and the holders of all ADRs then outstanding at least 30 days prior to the date of termination, if at any time 30 days shall have expired after the Depositary shall have delivered to us a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in section 5.4 of the Deposit Agreement. On and after the date of termination, the holder of a ADR will, upon (a) surrender of such ADR at the Corporate Trust Office of the Depositary, (b) payment of the fee of the Depositary for the surrender of ADRs referred to in section 2.5 of the Deposit Agreement, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by the American Depositary Shares evidenced by such ADR. If any ADRs shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of ADRs, shall suspend the distribution of dividends to the holders thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights and other property as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a ADR, any expenses for the account of the holder of such ADR in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). At any time after the expiration of four months from the date of termination, the Depositary may sell the Deposited Securities then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADRs which have not theretofore been surrendered, such holder thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of a ADR, any expenses for the account of the holder of such ADR in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). Upon the termination of the Deposit Agreement, we shall be discharged from all obligations under the Deposit Agreement except for our obligations to the Depositary under sections 5.8 and 5.9 of the Deposit Agreement.

Fees and Expenses

Persons depositing or withdrawing shares must pay:	For:
US$5.00 (or less) per 100 ADRs (or portion thereof)

Issuance of ADRs, including issuances resulting from a distribution, sale or exercise of shares or rights or other property

Cancellation of ADRs for the purpose of withdrawal, including if the Deposit Agreement terminates

US$0.50 (or less) per 100 ADRs (or portion thereof)	Any cash distribution made pursuant to the deposit agreement

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADRs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR registered holders

• US$0.05 (or less) per ADRs per calendar year	Depositary services

• Registration or transfer fees	Transfer and registration of shares on our share register on behalf of the depositary or its agent when shares are deposited or withdrawn

• Expenses of the Depositary	Cable, telex and facsimile transmissions (as expressly provided in the Deposit Agreement) Incurred in the conversion of foreign currency to U.S. dollars

Taxes and other governmental charges the Depositary or the Custodian have to pay on any ADR or share underlying an ADR, for example, share transfer taxes, stamp duty or withholding taxes	As necessary

Any other charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The Depositary collects its fees for the delivery and surrender of ADSs directly from investors depositing Class B shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary also collects fees for making distributions to investors by deducting those fees from the amounts being distributed or by selling a portion of the distributable property to pay the fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Liability of ADS Holders for Taxes or Other Charges

If any tax or other governmental charge becomes payable by the Custodian or the Depositary with respect to any ADR or any Deposited Securities represented by any ADR, such tax or other governmental charge shall be payable by the holder of such ADR to the Depositary. The Depositary may refuse to effect any transfer of such ADR or any withdrawal of Deposited Securities represented by American Depositary Shares evidenced by such ADR until such payment is made, and may withhold any dividends or other distributions, or may sell for the account receipt of the holder thereof any part or all of the Deposited Securities represented by the American Depositary Shares evidenced by such ADR, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the holder of such ADR shall remain liable for any deficiency.

Execution, Transfer and Surrender of American Depositary Receipts

The delivery of ADRs against deposit of shares generally or against deposit of particular shares may be suspended, or the transfer of ADRs in particular instances may be refused, or the registration of transfer of outstanding ADRs generally may be suspended, during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Issuer at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement, or for any other reason, subject to the provisions of the following sentence. Notwithstanding anything to the contrary in the Deposit Agreement, the surrender of outstanding ADRs and withdrawal of Deposited Securities may not be suspended subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Issuer or the deposit of Shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the Deposited Securities. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares.

General

Neither the Depositary nor we will be liable to the holders of ADS (i) if by reason of any provision of any present or future law or regulation of the United States or any other country, or of any governmental or regulatory authority, or by reason of any provision, present or future, of our bylaws, or by reason of any provision of any securities issued or distributed by us, or any offering or distribution thereof, or by reason of any act of God or war or terrorism or other circumstances beyond its control, the Depositary or us shall be prevented, delayed or forbidden from or be subject to any civil or criminal penalty on account of doing or performing any act or thing which by the terms of the Deposit Agreement or Deposited Securities it is provided shall be done or performed, (ii) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, (iii) by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement, (iv) for the inability of any Owner or holder to benefit from any distribution, offering, right or other benefit which is made available to holders of Deposited Securities but is not, under the terms of the Deposit Agreement, made available to Owners or holders, or (v) for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement.

Direct Registration System

In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Deposit Agreement understand that the Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile system and in accordance with the Deposit Agreement will not constitute negligence or bad faith on the part of the Depositary.